State of Delaware
Secretary of State
Division of Corporations
Delivered 09:27 AM 11/05/2008
FILED 09:18 AM 11/05/2008
SRV 081091194 - 0726918 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Cal-Maine Foods, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does here by certify:

FIRST, the Board of Directors of Cal-Maine Foods, Inc., acting at a regularly scheduled meeting held on the 24th day of July 2008, adopted a resolution setting forth a proposed Amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable, and calling for consideration by the shareholders of such amendment at the regularly scheduled annual meeting of the shareholders set for 11:00 A.M. on October 2, 2008 at the Offices of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the following Amendment to Paragraph Fifteen (15) of that section of Article Four of the Certificate of Incorporation, as amended, of Cal-Maine Foods, Inc., headed CLASS A COMMON STOCK is hereby approved and recommended for adoption to the shareholders of the corporation:

CLASS A COMMON STOCK

No dividend or distribution may be declared and paid upon the shares of Class A Common Stock unless concurrently therewith a dividend and distribution is also declared and paid upon the shares of Common Stock. Any cash dividend or distribution payable upon the

shares of Class A Common Stock shall be in an amount equal to any cash dividend or distribution declared and paid upon the Common Stock on a per share basis.

SECOND, as required by Section 222 of the General Corporation Law of the State of Delaware, notice of the annual meeting of the shareholders to be held on the 2nd day of October, 2008 was duly given to all shareholders of record as of the record date for such meeting as was established by the Board of Directors of the Company.

THIRD, the aforesaid Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Cal-Maine Foods, Inc. has caused a certificate to be signed by James H. Neeld, III, its Assistant Secretary, on this the 4th day of November, 2008.

James H. Neeld, III, Assistant Secretary

ATTEST:

Sarah L. O'Neal